Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
CNS, Inc.:

              We consent to incorporation by reference in the registration statements Nos. 333-68310, 333-42108, 333-60017, 33-59719, 33-42971, 33-29454, 33-19043, 33-15044 and 33-14052 on Form S-8 of CNS, Inc. of our report dated April 23, 2003, relating to the Consolidated Balance Sheets of CNS, Inc. and subsidiaries as of March 31, 2003 and 2002, and the related Consolidated Statements of Operations, Stockholders’ Equity and Comprehensive Income (Loss), and Cash Flows for the years ended March 31, 2003, December 31, 2001 and December 31, 2000 and the three months ended March 31, 2002, which report is included in the March 31, 2003, annual report on Form 10-K of CNS, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota
June 26, 2003